Exhibit 8.01

	Name	Registration No.
1	British Energy Direct Limited	4935015

2	British Energy Employee Share Trustees Ltd	SC165586

3	British Energy Finance Ltd	SC173733

4	British Energy Generation (UK) Ltd	SC117121

5	British Energy Generation Ltd	3076445

6	British Energy Group plc	SC270184

7	British Energy Holdings plc	SC270186

8	British Energy International Holdings Ltd	SC138614

9	British Energy International Ltd	SC166316

10	British Energy Investment Ltd	SC173730

11	British Energy Limited	SC162273

12	British Energy Power & Energy Trading Ltd	SC200887

13	British Energy Renewables Ltd	SC214892

14	British Energy Technical Services Ltd	SC152227

15	British Energy Trading Services Ltd	SC223960

16	British Energy Treasury Finance Limited	SC251425

17	British Energy Trustees Ltd	SC164014

18	District Energy Ltd	2362017

19	Eggborough Land Ltd	3978950

20	Eggborough Power (Holdings) Ltd	SC201083

21	Eggborough Power Ltd	3782700

22	International Nuclear Ltd	2353241

23	Lewis Cable Holdings Limited	SC231105

24	Lewis Cable Limited	SC231104

25	Lewis Wind Power Ltd	SC225262

26	Northern Power Ltd	SC155131

27	Nuclear Electric Ltd	SC185990

28	Nuclear International Ltd	SC185699

29	Scotia Energy Ltd	SC148800

30	Scottish Nuclear Ltd	SC189408

31	Sleaford Power Ltd	SC172300

32	Stornoway Wind Power Limited	SC225263

33	Western Isles Renewables Limited	SC231107